Exhibit 3.14.2

Office of the Kansas Secretary of State

Name Change Amendment

Electronic File Stamp Information:

Filed

•	Date: 11/29/2010

•	Time: 13:25

1.	Old Business Entity Name: HAWKER BEECHCRAFT INTERNATIONAL HOLDING, INC.

2.	Business Entity I.D. Number: 6298251

The name of the business entity has been amended:

New Business Entity Name: Hawker Beechcraft Holding, Inc.

The amendment was duly adopted in accordance with the provisions of K.S.A. 17-6602

“I declare under penalty of perjury pursuant to the laws of the state of Kansas that the foregoing is true and correct.”

Executed on the 29 of November, 2010.

Barbara L. Allen

Authorized Officer

I, Chris Biggs, Secretary of State of Kansas, do hereby certify that this is the true and correct copy of the original document filed electronically on 29 of November, 2010.

Chris Biggs

To validate the authenticity of this electronically certified document please visit, https://www.accesskansas.org/ssrv-sos-namechange/validation.do. Enter the following authentication code: 4018

CHRIS BIGGS Secretary of State	Memorial Hall, 1st Floor 120 S.W. 10th Avenue Topeka, KS 66612-1594 (785) 296-4564

11/29/2010

RE: Hawker Beechcraft Holding, Inc.

Business Entity I.D. Number: 6298251

A Name Change amendment was filed electronically for the above referenced business entity in the Business Services Division of the Kansas Secretary of State’s office on 11/29/2010.

Sincerely,

Business Services Division

Office of the Kansas Secretary of State